Exhibit 99.1

FOR IMMEDIATE RELEASE:
July 25, 2022

Media Contacts:	Investor Contact:
Bill Price	Steve Frank
1-973-443-2742 (o)	1-973-822-7141 (o)
william.price@zoetis.com	steve.frank@zoetis.com

Kristen Seely
1-973-443-2777 (o)
kristen.seely@zoetis.com

Zoetis Appoints Vanessa Broadhurst to its Board of Directors
Johnson & Johnson executive brings valuable business leadership, consumer insights and direct-to-consumer advertising experience to Zoetis Board
PARSIPPANY, N.J. – July 25, 2022 – Zoetis Inc. (NYSE: ZTS) today announced the appointment of Vanessa Broadhurst, Executive Vice President, Global Corporate Affairs at Johnson & Johnson, to its Board of Directors. Ms. Broadhurst has deep experience in consumer insights and direct-to-consumer advertising, and her appointment increases the size of the Board from 11 to 12 members. She will serve on the Board’s Quality and Innovation Committee.
“As Zoetis continues to increase its focus on pet owners and direct-to-consumer marketing programs around the world, Vanessa Broadhurst brings invaluable experience to our Board,” said Kristin Peck, Chief Executive Officer of Zoetis. “Along with a deep understanding of the global pharmaceutical industry, she is widely respected for her strategic insight and leadership, as well as her expertise in consumer healthcare marketing and digital communications. She will be a tremendous addition to our Board.”
“We are all very pleased to welcome Vanessa to Zoetis’ Board of Directors,” said Zoetis Chairman Michael McCallister. “I am very proud of the caliber of all our Board members, and we look forward to all the contributions Vanessa will make to Zoetis as we continue to nurture the world and humankind by advancing care for animals."

Ms. Broadhurst is a member of Johnson & Johnson’s Executive Committee and leads the company’s global marketing, communication, design and philanthropy functions, in addition to having oversight of Johnson & Johnson Health & Wellness Solutions.
Prior to her appointment to the Executive Committee in 2022, Ms. Broadhurst was Company Group Chairman, Global Commercial Strategy for Pharmaceuticals. In that role, she led a team focused on commercialization and launch strategies across the company’s broad pipeline of products, spanning six therapeutic areas. Additionally, she had oversight of global value and access, global commercial data sciences, and global medical affairs across the portfolio of pharmaceutical products.
Ms. Broadhurst was named one of the “2022 Most Influential Black Executives in Corporate America” by SAVOY magazine. She has also been recognized as “Healthcare Champion of the Year” by the National Association for Female Executives, and “Top Blacks in Healthcare” by Blackdoctors.org.
Ms. Broadhurst serves as a member of The Executive Leadership Council (ELC), a preeminent association of Black business leaders, which focuses on board and executive leadership development, philanthropy, skills and talent development. She is also a Board member of the Ad Council, an American nonprofit organization that produces, distributes, and promotes public service announcements on behalf of various sponsors, including non-profit organizations, non-governmental organizations and agencies of the United States government. She received a Master of Business Administration from the Ross School of Business at University of Michigan, where she was a Consortium Fellow, and a Bachelor of Arts degree from the University of Colorado, Boulder.
About Zoetis
As the world’s leading animal health company, Zoetis is driven by a singular purpose: to nurture our world and humankind by advancing care for animals. After 70 years innovating ways to predict, prevent, detect, and treat animal illness, Zoetis continues to stand by those raising and caring for animals worldwide - from livestock farmers to veterinarians and pet owners. The company’s leading portfolio and pipeline of medicines, vaccines, diagnostics, and technologies make a difference in over 100 countries. A Fortune 500 company, Zoetis generated revenue of $7.8 billion in 2021 with approximately 12,100 employees. For more, visit www.zoetis.com.

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